Exhibit 99.1

HIGHRIDGE RESOURCES, INC.

Consolidated Financial Statements

December 31, 2021 and 2020

(With Independent Auditors’ Report Thereon)

HIGHRIDGE RESOURCES, INC.

Table of Contents

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

HighRidge Resources, Inc.:

Opinion

We have audited the consolidated financial statements of HighRidge Resources, Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations and comprehensive income, stockholder’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the "financial statements").

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

November 8, 2022

HIGHRIDGE RESOURCES, INC.

Consolidated Balance Sheets

December 31, 2021 and 2020

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$76,340,540	$43,511,050
Restricted cash	162,000	162,000
Accounts receivable, net (note 2e)	42,629,169	19,431,614
Inventory (note 2f)	61,541,692	76,642,568
Income taxes receivable	—	25,810
Notes and interest receivable - related party (note 6)	1,587,592	1,512,517
Prepaid expenses and other current assets	3,574,089	2,465,127
Total current assets	185,835,082	143,750,686
Property and equipment, net (note 4)	128,482,050	133,624,234
Intangible assets, net (note 5)	3,113,139	3,407,344
Security deposits	54,555	100,235
Notes receivable	48,734	38,100
Total assets	$317,533,560	$280,920,599
Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$25,745,613	$7,297,440
Accounts payable – related party	4,857,216	3,046,438
Income taxes payable	668,978	—
Accrued liabilities	14,419,459	10,987,927
Current portion of capital leases (note 8)	741,964	664,263
Deferred revenue	8,061,660	9,230,194
Customer deposits	5,473,634	5,136,102
Other current liabilities	449,913	449,913
Total current liabilities	60,418,437	36,812,277
Capital lease liability – long term (note 8)	1,004,778	1,276,978
Deferred rent payable	47,608	65,348
Notes payable - related party (note 7)	396,329,075	368,214,479
Long-term debt (note 7)	—	—
Long-term accrued interest	589,987	421,803
Deferred compensation	17,005,905	8,641,034
Deferred tax liability (note 10)	—	578,508
Total liabilities	475,395,790	416,010,427
Commitments and contingencies (note 9)
Stockholder's equity:
Common stock ($.01 par, 1,000 shares authorized, 288 shares issued and outstanding)	3	3
Additional paid-in capital	144,542,757	144,542,757
Accumulated deficit	(303,353,870)	(280,307,539)
Accumulated other comprehensive income	948,880	674,951
Total stockholder's equity	(157,862,230)	(135,089,828)
Total liabilities and stockholder's equity	$317,533,560	$280,920,599

See accompanying notes to consolidated financial statements.

HIGHRIDGE RESOURCES, INC.

Consolidated Statements of Operations and Comprehensive Income

Years Ended December 31, 2021 and 2020

	2021	2020
Revenue:
Product sales	$202,483,523	$135,165,167
Field service and installation	15,231,491	11,859,646
Distribution, reel sales, rentals and other	17,864,247	14,106,492
Total revenue	235,579,261	161,131,305
Costs and expenses:
Cost of product sales, exclusive of depreciation and amortization	112,128,405	68,187,168
Cost of field service and installation, exclusive of depreciation and amortization	14,923,467	10,825,599
Cost of distribution, reel sales, rentals and other, exclusive of depreciation and amortization	13,979,656	8,808,959
Research and development	8,394,184	8,532,081
General and administrative expenses	26,704,376	25,917,833
Sales and marketing	14,935,467	13,027,884
Depreciation and amortization	15,792,792	15,520,792
(Gain) Loss on sale of property and equipment	(101,895)	(8,426)
Total other costs and expenses	206,756,452	150,811,890
Income from operations	28,822,809	10,319,415
Other income (expense):
Interest expense, net	(51,024,316)	(53,873,483)
Foreign currency exchange loss	(80,363)	(164,589)
Other income, net	65,291	47,435
Other income (expense), net	(51,039,388)	(53,990,637)
Income before income taxes	(22,216,579)	(43,671,222)
Income tax expense (benefit)	829,752	(9,078,918)
Net loss	(23,046,331)	(34,592,304)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	273,929	936,818
Comprehensive loss	$(22,772,402)	$(33,655,486)

See accompanying notes to consolidated financial statements.

HIGHRIDGE RESOURCES, INC.

Consolidated Statements of Stockholder’s Equity

Years Ended December 31, 2021 and 2020

					Other	Total
	Common stock		Additional	Accumulated	comprehensive	stockholder’s
	Shares	Amount	paid-in capital	deficit	income	equity
Balance, January 1, 2020	288	3	144,542,757	(245,715,235)	(261,867)	(101,434,342)
Foreign currency translation adjustment	—	—	—	—	936,818	936,818
Net loss	—	—	—	(34,592,304)	—	(34,592,304)
Balance, December 31, 2020	288	3	144,542,757	(280,307,539)	674,951	(135,089,828)
Foreign currency translation adjustment	—	—	—	—	273,929	273,929
Net loss	—	—	—	(23,046,331)	—	(23,046,331)
Balance, December 31, 2021	288	$3	144,542,757	(303,353,870)	948,880	(157,862,230)

See accompanying notes to consolidated financial statements.

HIGHRIDGE RESOURCES, INC.

Consolidated Statements of Cash Flows

Years Ended December 31, 2021 and 2020

	2021	2020
Cash flows from operating activities:
Net loss	$(23,046,331)	$(34,592,304)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,792,792	15,520,792
Amortization of deferred financing costs	67,605	75,077
Bad debt (expense) recovery, net	(1,090,892)	(1,908,274)
(Gain) Loss on disposal of assets	(101,895)	(8,426)
Deferred income taxes	(578,509)	(9,434,410)
Change in operating assets and liabilities:
Accounts receivable	(23,327,348)	62,576,947
Inventory	15,171,514	(13,969,561)
Prepaid expenses and other current assets	(889,592)	158,413
Accounts payable	18,238,503	(2,172,262)
Accounts payable - related party	1,810,778	2,979,591
Accrued liabilities	31,824,826	(5,563,966)
Income taxes payable	705,840	1,717,014
Deferred compensation	8,364,871	8,641,034
Deferred revenue	(832,011)	(495,828)
Net cash provided by operating activities	42,110,151	23,523,837
Cash flows from investing activities:
Proceeds from sale of property and equipment	121,064	16,361
Additions of patents	(383,559)	(1,133,128)
Additions of property and equipment	(8,105,824)	(21,234,911)
Net cash used in investing activities	(8,368,319)	(22,351,678)
Cash flows from financing activities:
Repayments of long-term debt	-	(500,000)
Payments on revolving line of credit, net	-	(250,000)
Payment of deferred financing costs	(326,857)	-
Payments on capital leases	(839,908)	(909,042)
Net cash used in financing activities	(1,166,765)	(1,659,042)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	254,423	1,050,851
Net increase in cash, cash equivalents, and restricted cash	32,829,490	563,968
Cash, cash equivalents, and restricted cash beginning of year	43,673,050	43,109,082
Cash, cash equivalents, and restricted cash end of year	$76,502,540	$43,673,050
Supplemental cash flow information:
Taxes paid	$334,398	$236,536
Interest paid	22,617,279	53,142,079
Non-cash disclosures:
Transfer of fixed assets to inventory	$39,129	$51,092
Capital Expenditures included in Accounts Payable	2,763,208	1,354,449
Capital lease additions	545,260	330,686
Paid-in-kind accrued interest - related party	28,410,711	767,885

See accompanying notes to consolidated financial statements.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(1)	Business and Basis of Presentation

HighRidge Resources, Inc. (HighRidge or together with its subsidiaries, the Company) was formed in Delaware on November 13, 2000. HighRidge’s primary purpose is to own 100% of the equity of FlexSteel Holdings, Inc. (FlexSteel Holdings or FSH). These consolidated financial statements include the consolidated accounts of HighRidge and FlexSteel Holdings. All intercompany transactions and balances have been eliminated in consolidation.

FlexSteel Holdings was formed in Delaware on December 30, 2011 and consists of the following subsidiaries: FlexSteel Pipeline Technologies, Inc. (FlexSteel), FlexSteel Pipeline Technologies, Ltd. (FlexSteel Ltd.), Trinity Bay Equipment Holdings, LLC (Trinity Bay), Rubiales Consulting, Inc. (Rubiales), Talon Bridge Holdings, LLC (Talon Bridge), FlexSteel USA, LLC (FlexSteel USA), FlexSteel Europe Limited (FlexSteel Europe), FlexSteel Middle East, LLC (FlexSteel Middle East), FlexSteel FZE, FlexSteel Bahrain, W.L.L. (FlexSteel Bahrain), and HighRidge S. de R.L. de C.V. (HighRidge Mexico) (collectively, the FlexSteel Subsidiaries).

FSH was formed for the primary purpose of owning 100% of the outstanding equity interests in each of the subsidiaries that existed at the time of its formation. These subsidiaries included Rubiales, Trinity Bay, and FlexSteel, which owns 100% of the equity of FlexSteel Ltd. Because the formation of FSH and the subsequent transfer of equity interests in the three subsidiaries to FSH were executed by the common control owner, HighRidge, these accounts were transferred to FSH at their respective historical carrying amounts, and no gain or loss was recognized as a result of the transfers. Talon Bridge, FlexSteel USA, and FlexSteel Europe were formed after the formation of FSH, as described below.

FlexSteel was formed in Texas in January 2003 and was acquired by HighRidge in October 2009. FlexSteel maintains operating locations in the United States and Canada. FlexSteel’s spooled, flexible pipeline technology combines the manufacturing, transportation, and installation advantages of flexible pipe with the strength of steel and the corrosion-resistance of polymer liners. Its principal customers are oil and natural gas exploration and production companies, which use its products in various onshore and shallow water applications. Our Canadian operations are conducted through our FlexSteel Ltd. entity.

Rubiales was formed in Texas in September 2003 and owns the land and building of our Baytown, Texas manufacturing facility that was completed in 2012.

Trinity Bay was formed in Delaware in March 2011 and owns the machinery and equipment that is used in our manufacturing facility in Baytown, Texas.

Talon Bridge was formed in Delaware in March 2013 and owns the land and building of our Pleasanton, Texas service center.

FlexSteel USA was formed in Nevada in October 2015 for the purpose of conducting our domestic and international rental, installation, and field service operations.

FlexSteel Europe was formed in the United Kingdom in December 2015 for the purpose of facilitating purchase and sale transactions with customers and vendors located in the European Union.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

FlexSteel Middle East was formed in Nevada in September 2018, FlexSteel FZE was formed in the United Arab Emirates in May 2019, and FlexSteel Bahrain was formed in Bahrain in May 2019 for the purpose of facilitating purchase and sale transactions with customers and vendors located in the Middle East.

HighRidge Mexico was formed in Mexico in February 2019 for the purpose of facilitating purchase and sales transactions with customers and vendors located in Mexico.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

These consolidated financial statements are presented in accordance with generally accepted accounting principles (GAAP) in the United States of America.

(b)	Revenue Recognition

Revenue from Contracts with Customers:

The Company defines a contract as an agreement that has approval and commitment from both parties, defined rights and identifiable payment terms, which ensures the contract has commercial substance and that collectability is reasonably assured.

The Company’s standard revenue transactions are classified in four main categories:

Products – which include pipe and connections

Installation Services – which include the installation of our products

Rentals – which include equipment used for installation

Distribution – which include shipping and handling of our products

The Company recognizes revenue based on the transfer of control of our products or our customer’s ability to benefit from our services in an amount that reflects the consideration we expect to receive in exchange for that product or services. The Company bills for products once delivered to customer designated location and for installation services and equipment rentals based on contractual daily billing rates. The duration of installation services and equipment rentals is generally one week or less.

A breakdown of our revenue by region for the years ended December 31, 2021 and 2020:

	2021	2020
United States	$200,088,968	$137,015,842
Canada	11,173,687	7,147,964
Latin America	3,952,650	3,292,284
Middle East	18,388,255	7,196,509
Africa	1,935,069	5,652,932
Rest of World	40,632	825,774
Total Revenues	$235,579,261	$161,131,305

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Contract Liabilities

Contract liabilities represent billings in excess of the satisfaction of the performance obligation(s) of a contract. A deferred revenue liability account is maintained for contract liabilities. These liabilities are for customers’ deposits for reusable shipping reels and skids used for transporting and storing flexible pipe and the related freight return costs, and for advance payments received from customers. Customer reel and skid deposits were $5,473,634 and $5,136,102 at December 31, 2021 and 2020, respectively. Return freight advances were $1,174,945 and $1,102,098 at December 31, 2021 and 2020, respectively. Customer advances were 6,771,816 and $7,850,366 at December 31, 2021 and 2020, respectively. Return freight advances and customer advances are included in deferred revenue liability on balance sheet. The deferred revenue liability decreases, and revenue is recognized, as shipments are made to customers or reels and skids are returned.

As the Company's contracts are less than one year, the Company has applied the practical expedient regarding disclosure of the aggregate amount and future timing of performance obligations that are unsatisfied or partially satisfied as of the end of the reporting period.

(c)	Cash and Cash Equivalents

Cash and cash equivalents consist of cash in banks located in the United States, Canada, Bahrain, United Kingdom, United Arab Emirates and Mexico.

(d)	Restricted Cash

The Company classifies cash balances as restricted cash when cash is restricted as to withdrawal or use. We maintain a fixed restricted cash balance to fund obligations under our self-funded medical coverage plan.

(e)	Accounts Receivable

Accounts receivable are stated at invoiced amounts. An allowance for doubtful accounts is established based on the specific assessment of all invoices that remain unpaid following normal customer payment terms. All receivables deemed to be uncollectible are charged against the allowance for doubtful accounts in the period in which that determination is made. The allowance for doubtful accounts was $227,636 and $3,338,814 at December 31, 2021 and 2020, respectively.

(f)	Inventory

Our inventory consists of specialized pipeline products, installation equipment, work in process, and raw materials to support our manufacturing operations. Inventory is carried at the lower of cost or net realizable value. Cost is determined using the first-in first-out (FIFO) standard cost method and consists of materials, labor, and direct overhead. Net realizable value represents the estimated selling price less all estimated costs of completion and cost to be incurred in marketing, selling, and distribution.

The Company calculates reserves for inventory based on historical sales of inventory on hand and assumptions about future demand and market conditions. The estimated carrying value of inventory depends on demand driven by oil and natural gas drilling and well remediation activity, which is heavily influenced by oil and natural gas prices, the general outlook for economic growth worldwide, available financing for the Company’s customers, political stability in major petroleum production areas, and the potential obsolescence of the equipment we sell, among other factors. At December 31, 2021 and 2020, inventory reserve write-downs were $135,781 and $574,040, respectively. Changes in worldwide drilling and development activity or the advancement of new technologies may require the Company to record additional allowances in future periods to reduce the value of its inventory.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Inventory at December 31, 2021 and 2020 consists of the following:

	2021	2020
Raw materials	$16,148,266	$21,324,575
Subassemblies	3,149,737	3,354,460
Work in process	3,806,243	2,670,874
Finished goods	38,437,446	49,292,659
Total inventory	61,541,692	76,642,568

(g)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets primarily include prepaid insurance and subscription-based services.

(h)	Property and Equipment

Property and equipment are stated at historical cost except for assets acquired in conjunction with an acquisition of a business from an unrelated party, when applicable. Those assets are recorded at fair value as of the date of acquisition.

Depreciation of property and equipment is computed using the straight-line method over the following estimated useful lives once an asset is placed in service.

Buildings and leasehold imporvements	39 years
Machinery and equipment	7 - 10 years
Shipping reels	3 - 7 years
Vehicles	5 years
Office furniture and equipment	3 - 5 years

Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease terms. The cost of maintenance and repairs, including the cost of replacing minor items not constituting substantial betterments, are charged to expense as these costs are incurred.

(i)	Intangible Assets and Goodwill

Intangible assets are stated at historical cost except for assets acquired in conjunction with an acquisition of a business from an unrelated party. Those assets are recorded at their fair value as of the date of acquisition. Intangible assets are amortized over their estimated useful lives, unless such life is deemed to be indefinite.

Goodwill represents the excess of the purchase price of an entity over the estimated fair value of the net assets acquired. Goodwill is not amortized, rather it is tested for impairment annually or if events or changes in circumstances indicate that the asset may be impaired. The impairment test requires allocating goodwill and all other assets and liabilities to an operating segment referred to as a reporting unit. If the estimated fair value of the reporting unit is less than its book value, including goodwill, then the goodwill is written down to the implied fair value of the goodwill through a charge to impairment expense. Because quoted market prices are not available for the Company’s reporting units, the fair values of the reporting units are estimated based upon several valuation analyses.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The Company holds patents and patents pending related to our manufacturing and installation equipment. The Company actively uses and defends these patents. The weighted average remaining useful lives of the patents at December 31, 2021 and 2020 was 12.0 and 9.7 years, respectively. In 2013, the Company acquired technology from an unrelated party. The weighted average remaining useful lives of the technology were 6.4 years and 7.4 years as of December 31, 2021 and 2020, respectively.

Goodwill is reviewed for impairment annually on December 31 of each year, or if events or changes in circumstances indicate that the asset may be impaired. No impairment charges have been incurred to date.

(j)	Impairment of Assets

Long-lived assets used in operations, such as property and equipment and definite lived intangibles, are assessed for impairment whenever changes in facts and circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, the carrying value is written down to estimated fair value.

(k)	Product Warranties

The Company provides warranties ranging from one to two years on its pipeline products. Estimated future warranty costs are accrued and charged to cost of goods sold in the period that the related revenue is recognized. These estimates are derived from historical data and trends of product reliability and costs of repairing and replacing defective products. Warranty liabilities are included in our consolidated balance sheets as other current liabilities.

A reconciliation of changes to warranty liability for December 31 2021 and 2020:

Balance at January 1, 2020	$4,537,265
Issuances	2,207,023
Expirations	(4,364,104)
Claims	(268,787)
Balance at December 31, 2020	2,111,397
Issuances	3,228,048
Expirations	(2,185,404)
Claims	(458,038)
Balance at December 31, 2021	$2,696,003

(l)	Research and Development Costs

Research and development costs are expensed as incurred and primarily include salaries and related payroll taxes, qualification testing charges, and third-party consulting fees.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(m)	Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (ASC) 740, Income Taxes. Deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end, based on the provisions of enacted tax laws. Deferred tax assets may be reduced by a valuation allowance when, based on management’s estimates, it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

The Company recognizes the impact of a tax position when it is more likely than not to be sustained upon examination based upon the technical merits of the position, including resolution of any appeals in its consolidated financial statements. Based on management’s evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying consolidated financial statements.

(n)	Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, restricted cash, accounts receivables, accounts payables, and long-term debt. The carrying amount of cash, accounts receivables, and accounts payables approximates fair value because of the short-term nature of these items.

(o)	Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include allowance for doubtful accounts, inventory reserves, valuations of property, goodwill and intangible assets, income taxes, contingencies, and litigation accruals. Actual results may differ from these estimates.

(p)	Business Combinations

The Company accounts for business combinations under ASC 805, Business Combinations. For acquisitions of businesses not considered to be under common control, the Company recognizes and measures the fair value of all identifiable assets acquired, the liabilities assumed, any noncontrolling interests in the acquired entities, and the goodwill acquired in all transactions in which control of one or more businesses is obtained in its consolidated financial statements.

(3)	Recently Issued Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 supersedes the current accounting for leases, providing a comprehensive new lease model that requires lessees to recognize assets and liabilities for most leases and changes certain aspects of lessor accounting.  The Company will adopt the provisions of ASU 2016-02 and will reflect adoption in December 31, 2022 consolidated financial statements.  The Company has identified its lease commitments and finalized its evaluation on the financial statements and internal accounting processes. The Company elected the practical expedient to not apply the recognition requirements of ASU 2016-02 to short-term leases, defined as leases with a lease term of 12 months or less.  The Company elected the transition option provided by ASU 2018-11 to not apply the new lease standards in the comparative financial statements presented in the year of adoption and will continue disclosing lease commitments for the comparative periods under the standards of ASC 840. The Company is still evaluating additional impacts of adoption.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(4)	Property and Equipment

Property and equipment at December 31, 2021 and 2020 consist of the following:

	2021	2020
Land	$8,187,141	$8,187,141
Building and leasehold improvements	66,127,964	65,590,293
Machinery and equipment	99,437,391	94,848,207
Reels and Skids	42,346,623	42,222,581
Vehicles	2,949,416	2,820,992
Office furniture and equipment	5,072,287	4,832,597
Construction in progress	16,875,163	13,112,542
Total property and equipment	240,995,985	231,614,353
Accumulated depreciation and amortization	(112,513,935)	(97,990,119)
Property and equipment, net	$128,482,050	$133,624,234

Total depreciation and amortization expense related to property and equipment for the years ended December 31, 2021 and 2020 was $15,115,028 and $14,919,540, respectively.

(5)	Intangible Assets

Intangible assets at December 31, 2021 and 2020 consist of the following:

	2021	2020
Goodwill	$431,594	$431,594
Patents	9,366,687	8,983,128
Technology	608,071	608,071
Total intangible assets	10,406,352	10,022,793
Accumulated amortization	(7,293,213)	(6,615,449)
Intangible assets, net	$3,113,139	$3,407,344

Total amortization expense related to intangible assets for the years ended December 31, 2021 and 2020 was $677,764 and $601,252, respectively.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

 The estimated future annual amortization expense related to the intangible assets is as follows:

2022	$677,088
2023	536,909
2024	116,374
2025	116,374
2026 and thereafter	1,234,800
Total	$2,681,545

(6)	Notes Receivable

On April 2, 2013, HighRidge entered into a note receivable with Northeast Real Estate Holdings (Northeast), a related party. Under the terms of the note receivable, HighRidge loaned NorthEast $1,031,250 to finance the purchase of a commercial property in Eagle Lake, Texas. This property secured the note receivable. The note bears interest at 7.2% per annum and does not compound. The note has a maturity date of either (i) upon being called by HighRidge or (ii) upon Northeast securing separate financing for the real estate property. Principal and interest payments on the note can be paid in arrears or prepaid at any time without penalty.

As of December 31, 2021 and 2020, the principal balance of the note receivable was $1,031,250, and accrued interest receivable was $556,342 and $481,267, respectively. Interest income on the note receivable was $75,075 per year for both of the years ended December 31, 2021 and 2020.

(7)	Long-Term Debt

Long term debt on December 31, 2021 and 2020 consists of the following:

	2021	2020
2019 Promissory Notes Payable - Related Party	$386,381,003	$358,266,407
2015 Notes Payable - Related Party	9,948,072	9,948,072
Installation equipment	—	—
Total notes payable	$396,329,075	368,214,479

Deferred financing costs related to revolving credit line and included in our consolidated balance sheets as other current assets was $259,252 at December 31, 2021.

Total interest expense related to our outstanding loan instruments was $50,941,137 and $53,692,766 for the years ended December 31, 2021 and 2020, respectively. This includes $67,605 and $75,077 associated with the amortization of deferred financing charges and $127,930 and $390,323 associated with prepayment penalties. No interest expense was capitalized for construction in progress in either year.

(a)	2019 Promissory Notes Payable

On November 1, 2019, HighRidge simultaneously entered into two promissory notes payable agreements with FlexSteel LTIP, LP (FlexSteel LTIP), a related party. Collectively, these notes payable are referred to as the “2019 Promissory Notes Payable”. The 2019 Promissory Notes Payable were issued in conjunction with the refinancing of previously existing HighRidge preferred stock that was held by FlexSteel LTIP, and no cash funds were actually transacted between the two parties.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Under the terms of the 2019 Promissory Notes Payable, HighRidge was allocated notes payable of $295,615,000 and $54,385,000 from FlexSteel LTIP at an interest rate of 14.0% per annum. Interest is computed and compounded quarterly. Repayment terms call for interest to be repaid in arrears at the end of each quarter, or the payments may be paid in kind and added to the balance of the note payable without penalty. Principal prepayments, including paid in kind interest, are subject to a 2% penalty until the first anniversary of the agreement and a 1% penalty between the first and second anniversary of the agreement. Thereafter, principal repayments can me made without penalty. The maturity date of the 2019 Promissory Notes Payable is November 1, 2024. If a change of control occurs, the unpaid principal and accrued interest shall be immediately due and payable, together with an additional premium of 1% of the outstanding principal balance on that date.

On November 1, 2019, the $295,615,000 note was assigned by FlexSteel LTIP to Prime HoldCo LP, also a related party.

Interest paid in kind was $40,779,710 and $52,821,290 for the years ended December 31, 2021 and 2020, respectively. These amounts were added to the outstanding principal balance of the 2019 Promissory Notes Payable.

HighRidge made a $53,000,000 payment on the 2019 Note Payable in December 2020. This payment included $52,609,677 of accrued interest and a prepayment penalty of $390,323.

HighRidge made a $22,000,000 payment on the 2019 Note Payable in March 2021. This payment included $21,872,070 of accrued interest and a prepayment penalty of $127,930.

HighRidge made a $48,084,065 payment on the 2019 Note Payable in May 2022. This payment was for accrued interest with no prepayment penalty assessed because the second anniversary of the note payable has passed.

HighRidge also made interest only payments of $329,101 and $134,743 in May 2021 and March 2022, respectively.

(b)	2015 Notes Payable / 2022 Notes Payable

On June 24, 2015, HighRidge simultaneously entered into two notes payable agreements with PCV International Limited (“PCV-I”) and PCV Associates, LLC (“PCV-A”). Both PCV-I and PCV-A are related parties, and all terms of the notes payable were identical. Collectively, these notes payable are referred to as the “2015 Notes Payable”.

Under the terms of the 2015 Notes Payable, HighRidge borrowed $13,364,273 and $7,196,147 from PCV-I and PCV-A, respectively, at an interest rate of 1.59% per annum. Interest is computed and compounded quarterly. Repayment terms call for interest to be repaid in arrears on the anniversary of the note payable agreement, or the payments may be deferred without penalty. Principal prepayments are also allowed at any time without penalty. The maturity date of the 2015 Notes Payable is June 24, 2022. The original balances of the 2015 Notes Payable reflected a 65% and 35% balance allocation between PVC-I and PCV-A. Effective July 17, 2021, the outstanding 2015 Notes Payable balances were reallocated by PCV-I and PCV-A to reflect a 70% and 30% allocation, respectively. All other terms of the note payable agreement remained the same.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

HighRidge made combined principal and interest payments totaling $1,500,000 and $10,000,000 in July 2017 and June 2018, respectively. These payments were applied to the PCV-I and PCV-A balances based on the allocations in place on those dates.

On June 24, 2022, the 2015 Notes Payable matured, and at that time, the notes were refinanced. Collectively, these notes payable are referred to as the “2022 Notes Payable”. Under the terms of the 2022 Notes Payable, HighRidge refinanced $7,433,766 and $3,185,900 from PCV-I and PCV-A, respectively at an interest rate of 3.12%. Interest is computed and compounded quarterly. Repayment terms call for interest to be repaid in arrears on the anniversary of the note payable agreement, or the payments may be deferred without penalty. Principal prepayments are also allowed at any time without penalty. The maturity date of the 2022 Notes Payable is June 24, 2027.

(c)	Term Loan and Revolving Line of Credit

On March 9, 2015, FlexSteel and Trinity Bay, as co-borrowers, entered into a new credit agreement for which included a $15,000,000 term loan (the 2015 Term Loan) and a revolving line of credit (the Revolver) with availability of up to $110,000,000 dependent on our accounts receivable and inventory balances. On June 14, 2016, the co-borrowers were granted an amendment to the credit agreement that lowered the maximum availability to $60,000,000, reduced covenant testing thresholds and redefined eligible accounts receivable accounts. On June 11, 2018, the co-borrowers were granted an amendment to the credit agreement that increased the maximum availability back to $110,000,000. On March 6, 2020, the co-borrowers were granted an amendment to the credit agreement that extended the maturity date to March 9, 2021 and reduced the maximum availability to $75,000,000. On March 8, 2021, the co-borrowers were granted an amendment to the credit agreement that extended the maturity date to March 9, 2025 and reduced the maximum availability to $50,000,000.

The interest rate with respect to 2015 Term Loan is either 1) the Prime Rate plus an applicable margin of 0.50% to 1.25% based on our availability, 2) the Federal Funds rate plus 0.50% or 3) LIBOR plus an applicable margin of 2.00% to 2.75% based on availability. The Term Loan was paid in full on January 28, 2020. The interest rate with respect to Revolver is either 1) the Prime Rate plus an applicable margin of 0.00% to 0.75% based on our availability, 2) the Federal Funds rate plus 0.5% or 3) LIBOR plus an applicable margin of 1.50% to 2.25% based on availability. As of December 31, 2021, the interest rate on the Revolver was 4.00%.

Under the terms of the 2015 Term Loan, the Company repaid the principal balance by $250,000 per month, plus accrued interest until it was fully repaid in January 2020.

The co-borrowers are required to maintain compliance with a variety of performance and financial covenants for both the 2015 Term Loan and the Revolver, including a minimum fixed-charge coverage ratio. The co-borrowers were in compliance with all covenants at December 31, 2021. As of December 31, 2021, our calculated availability under the Revolver based on accounts receivable and inventory balances was approximately $48 million.

(d)	Deferred Financing Costs

Costs incurred in connection with the issuance of debt are deferred and amortized using the straight-line method, which approximates the effective-interest method over the term of the related debt. Amortization of deferred financing costs in 2021 and 2020 was $67,605 and $75,077, respectively. During 2015, we refinanced our existing credit facilities. In conjunction with this refinancing, we wrote off deferred financing costs of $831,071 associated with the previous debt facility, and we capitalized $1,549,992 associated with the new debt facility. During 2021, we incurred $326,857 for commitment and advisory fees to extend revolving line of credit. During 2019, we incurred additional advisory expenses and capitalized $27,622 associated with these services. During 2018, we amended our debt facility again, and we capitalized $178,621 associated with this amendment. The Company has net deferred financing costs of $259,252 and $0 as of December 31, 2021 and 2020.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(e)	Scheduled Maturities

Scheduled maturities of the Company’s notes payables at December 31, 2021, exclusive of consideration of contingent events, are as follows:

2022	$9,948,072
2023	—
2024	386,381,003
Total	$396,329,075

(8)	Capital Lease Obligations – Future Minimum Lease Payments

The Company leases certain machinery and equipment under agreements that are classified as capital leases. The cost of equipment under capital leases is included in our consolidated balance sheets as property and equipment was $4,011,088 and $3,511,714 at December 31, 2021 and 2020, respectively. Depreciation of assets under capital leases is included in depreciation and amortization expense.

Total payments under capital leases during the years ended 2021 and 2020 were $838,242 and $909,042, respectively. Interest expense related to the capital lease obligations in the amount of $127,265 and $161,460 was incurred for the years ended December 31, 2021 and 2020, respectively.

The future minimum lease payments required under capital leases as of December 31, 2021 are as follows:

2022	$822,780
2023	593,859
2024	183,364
2025	146,739
2026 and thereafter	-
Total	$1,746,742

(9)	Commitments and Contingencies

The Company is, from time to time, party to certain legal actions and claims arising in the ordinary course of business. While the outcome of these events cannot be predicted with certainty, management does not expect these matters to have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

In the case of all known contingencies, a liability is accrued when the loss is probable, and the amount is reasonably estimable. These liabilities are not reduced for potential insurance or third-party recoveries. If applicable, a receivable for probable insurance or other third-party recoveries is recorded. Based on currently available information, the Company believes that the probability is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse effect on the financial position, results of operations, or cash flows of the Company.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

As new facts concerning contingencies arise, the Company’s position both with respect to accrued liabilities and other potential exposures is reassessed. Estimates that are particularly sensitive to future changes include contingent liabilities related to environmental remediation, tax, and legal matters.

Leases

As of December 31, 2021 and 2020, the Company was party to noncancelable operating leases for various office and equipment rentals. Rent expense for the years ended December 31, 2021 and 2020 was $1,217,466 and $952,767, respectively.

Future minimum lease payments due under these leases are as follows:

2022	$227,320
2023	22,816
2024 and thereafter	-
Total	$250,136

(10)	Income Taxes

The Company is included in the consolidated financial statements and tax return of its parent company, HRI, and has tax-sharing agreements with HRI, in which the Company pays its share of income taxes as if it were a stand-alone filer.

The income tax provision for the years ended December 31, 2021 and 2020 consists of the following:

	2021	2020
Current U.S. federal income tax	$156,914	$—
Current U.S. state income tax	57,458	148,715
Deferred U.S. federal income tax	(1,084,661)	(9,524,436)
Deferred U.S. state income tax	(95,309)	90,026
Current foreign income tax	1,193,889	206,777
Deferred foreign income tax	601,461	—
Total income tax provision (benefit)	$829,752	$(9,078,918)

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

The following table summarizes the reconciliation of the Company’s income tax provision computed by applying the U.S. federal income tax rate of 21% to income before income taxes for the years ended December 31, 2021 and 2020 to the actual effective rate.

	2021	2020
Income tax expense at federal statutory rate	21.0%	21.0%
Valuation allowance	(24.1)	-
State income tax (expense) benefit, net of federal benefit	1.7	(0.5)
Foreign unremitted earnings	(2.7)	-
Tax credits	1.5	1.1
Foreign tax differential	(0.1)	0.1
Other	(1.0)	(0.9)
Total income tax (provision) benefit	(3.7)%	20.8%

The Company’s net deferred tax liability as of December 31, 2021 and 2020 consists of the following:

	2021	2020
Deferred tax assets:
Net operating loss carrforward	$4,485,787	$7,912,038
R&D credit carryforward	228,773	565,873
Inventory	548,102	2,081,824
Product warranty liability	560,943	446,170
Interest Limitation	10,164,850	1,739,370
Accrued expenses	4,458,955	2,190,761
Other assets	42,904	566,112
Deferred tax assets	20,490,314	15,502,148
Deferred tax liabilities:
Other liabilities	(24,437)	(23,997)
Unremitted earnings	(601,461)	—
Property, equipment and intangible assets	(14,521,641)	(16,056,659)
Deferred tax liabilities	(15,147,539)	(16,080,656)
Less: valuation allowance	(5,342,775)	—
Net deferred tax liability	$—	$(578,508)

In determining the need for a valuation allowance, we consider current and historical financial results, expectations for future taxable income and the availability of tax planning strategies that can be implemented, if necessary, to realize deferred tax assets.

Based upon the taxable income during the year ended December 31, 2020, and projections of positive future results of operations over the periods in which the deferred tax assets are deductible, among other factors, management concluded that the scheduled reversal of the deferred tax liabilities and sufficient taxable income will be available to realize the existing deferred tax assets. As of December 31, 2021, the Company recorded a valuation allowance of $5,342,775 for our net operating losses and other net deferred tax assets for which the tax benefits are not likely to be realized. We intend to maintain a valuation allowance on our net federal and foreign deferred tax assets until there is sufficient evidence to support the reversal of these allowances.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

As of December 31, 2021, the Company is not permanently reinvested in its Canadian business and therefore has recognized a deferred tax liability of $601,461 related to withholding taxes on unremitted earnings of its Canadian business.

For other foreign subsidiaries, the Company maintains its position for undistributed foreign earnings to be indefinite and does not provide for outside basis differences under the indefinite reinvestment assertion of ASC 740-30. Accordingly, the Company does not anticipate the need to provide for additional taxes for basis differences or withholding taxes on remitted foreign earnings in the immediate future.

The Company follows applicable provisions of ASC 740-10, which requires the recognition, measurement, and disclosure of any uncertain tax positions in the financial statements. Under the applicable FASB Interpretation, tax positions must meet a “more-likely than-not” recognition threshold at the effective date to be recognized. At December 31, 2021 and 2020, there were no uncertain tax positions.

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. No interest and penalties related to uncertain tax positions were accrued at December 31, 2021 or 2020.

Tax years 2019 through 2021 for federal, foreign, and state returns of the Company and its parent remain open to examination by the major taxing jurisdictions in which we operate.

(11)	Employee Benefit Plans

The Company’s employees participate in one of our affiliate’s 401(k) plans. During the years ended December 31, 2021 and 2020, the Company’s employer matching contributions totaled $1,125,078 and $996,971, respectively.

On December 4, 2019, the Company executed a binding term sheet establishing two long-term incentive plans for key employees of FlexSteel Holdings, Inc, the Incentive Equity Plan and the Cash Bonus Plan.  The Incentive Equity Plan establishes Series B equity units which allow participants to receive an interest in the distributed profits of the Company.  Series B units do not have voting rights.  The Cash Bonus Plan was established to provide cash bonuses to holders of Series B equity units at the earlier of a monetization event in connection with a sale to a third-party of at least 51% of the Company or January 1, 2026.

The Company accounts for the compensation cost related to the long-term incentive plans in accordance with the provisions of ASC 718. In following these provisions, the Company recognizes compensation cost of granted Series B units (the "units") ratably over the service period of the plans. These provisions further require the units that settle in cash to be recorded as a liability in the Company’s balance sheet and be remeasured at their fair value in each reporting period until settled. The binding term sheet establishes the fair value of the units to represent the units portion of the enterprise value of the Company, as determined by the Company’s owner, using an income-based valuation approach.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

Compensation cost of $8,364,871 and $8,641,034 relating to the long-term incentive plans were recorded to general and administrative expenses for the years ended December 31, 2021 and 2020, respectively and the Company has deferred compensation liabilities of $17,005,905 and $8,641,034 in the December 31, 2021 and 2020 balance sheet, respectively.

(12)	Customer Concentration

The majority of the Company’s business is conducted with major and independent oil and natural gas exploration companies. The Company evaluates the financial strength and viability of its customers and provides allowances for probable credit losses when deemed necessary.

For the year ended December 31, 2021, two customers accounted for approximately 31% of the Company’s revenue. There were outstanding accounts receivable associated with these customers as of December 31, 2021 of $10,262,102. No other customer accounted for more than 10% of the Company’s revenue during 2021.

For the year ended December 31, 2020, one customer accounted for approximately 27% of the Company’s revenue. There were outstanding accounts receivable associated with this customer as of December 31, 2020 of $7,752,105. No other customer accounted for more than 10% of the Company’s revenue during 2020.

(13)	Credit Risks

The Company’s financial instruments that are potentially exposed to concentrations of credit risk consist primarily of cash equivalents and trade receivables. Cash equivalents are placed on deposit with major international banks and financial institutions. All of the Company’s cash accounts in the United States are federally insured up to $250,000 per depositor at each financial institution; however, cash balances may exceed such limits from time to time.

Trade receivables result primarily from the sale of products and services to major and independent oil and natural gas exploration companies. The majority of these receivables have payment terms of 30 to 45 days. Management continually monitors this exposure and the creditworthiness of the counterparties. The Company generally does not require collateral to limit our exposure to loss; however, we sometimes use letters of credit or prepayments to mitigate credit risk with counterparties.

The Company’s overall credit risk may be affected by changes in economic and other conditions. Historically, the Company has not experienced significant credit losses on such receivables. The Company cannot ensure that such losses will not be realized in the future.

(14)	Foreign Currency Exchange Risk

The Company is exposed to foreign currency fluctuations as certain transactions are consummated in foreign currencies, primarily Canadian dollars.

The Company also holds Canadian assets and liabilities. Monetary values and liabilities are revalued each period-end at the then-current exchange rate. Foreign currency translation adjustments are recognized in the consolidated statements of operations and comprehensive income.

HIGHRIDGE RESOURCES, INC.

Notes to Consolidated Financial Statements

December 31, 2021 and 2020

(15)	Related-Party Transactions

Accounts payable balance includes amounts due to related parties of $4,857,216 and $3,046,438 as of December 31, 2021 and 2020, respectively. These amounts represent funds owed by the Company to Prime Natural Resources and to an affiliate for rent, management services, taxes, and administrative expenses paid on the Company’s behalf.

Other current liability balances of $449,913 as of both December 31, 2021 and 2020, respectively were owed to TitanLiner LLC, a related party.

As previously discussed in Footnote 6, the Notes Receivable from Northeast is a related party and as such the annual interest income and the related receivable balances are considered related party transactions.

As previously discussed in Footnote 7, the 2019 Notes Payable are held by Prime Holdco LP and FlexSteel LTIP, both related parties, and the 2015 Notes Payable are held by PCV-I and PCV-A, also related parties. As such the annual interest expense and the related receivable balances are considered related party transactions.

(16)	Subsequent Events

In preparing the consolidated financial statements, the Company has reviewed, as determined by the Company’s management, events that have occurred after December 31, 2021, up until the issuance of the consolidated financial statements, which occurred on or about November 8, 2022.

On August 16, 2022, Northeast paid HighRidge $1,635,104 to settle the principal and accrued interest balance in full. The note receivable was terminated at that time.

Management has determined that there are no additional subsequent events since December 31, 2021 that require disclosure in the Company’s consolidated financial statements.